As filed with the Securities and Exchange Commission on September 11, 2001

                                                      Registration No. 333-56728







                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                              PREFERRED VOICE, INC.
             (Exact name of registrant as specified in its charter)

      Delaware                                                75-2440201
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

       6500 Greenville Avenue
            Suite 570
           Dallas, Texas                                        75206
(Address of principal executive offices)                      (Zip Code)



                             PREFERRED/TELECOM, INC.
                        1994 STOCK PLAN FOR INCENTIVE AND
                           NON-QUALIFIED STOCK OPTIONS
                            (Full title of the plan)


          Mary Merritt                                     Copy to:
         Vice-President                              Mark. D. Wigder, Esq.
      Preferred Voice, Inc                            Jenkens & Gilchrist,
     6500 Greenville Avenue                       A Professional Corporation
       Dallas, Texas 75206                       1445 Ross Avenue, Suite 3200
          (214) 265-9580                              Dallas, Texas  75202
 (Name, address and telephone number
including area code of agent for service)




                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                            Proposed                Proposed
                                                      Amount                Maximum                 Maximum              Amount of
             Title of Class of                        to be              Offering Price            Aggregate            Registration
        Securities to be Registered              Registered(1)(2)       per Share(3)(4)       Offering Price(3)(4)         Fee(4)
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock, $.001 par value per share         412,250 shares             $1.21                $498,822.50            $124.71
====================================================================================================================================


         (1)      The securities to be registered  consist of 412,250 shares  reserved for issuance under the  Preferred/Telecom,
                  Inc. 1994 Stock Plan for Incentive and Non-qualified Stock Options (the "Plan").
         (2)      Pursuant to Rule 416, this registration statement is deemed to include  additional  shares of common stock issuable under the terms of the Plan to prevent dilution resulting from any stock splits, stock  dividends, recapitalizations and similar transactions.
         (3)      Estimated solely for the purpose of calculating the registration fee.
         (4)      Calculated pursuant to Rule 457(c) and (h).



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

-------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8 and will be sent or given to participants in the and the Plan as specified by Rule 428(b)(1) under the Securities Act.


                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission"):

          (1) the registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001 filed with the Commission on June 29, 2001;

          (2) the registrant's Amendment No. 1 to the Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2001, filed with the Commission on August 10, 2001;

          (3) the registrant's Current Report on Form 8-K filed with the Commission on April 30, 2001;

          (4) the registrant's Current Report on Form 8-K filed with the Commission on May 7, 2001;

          (5) the registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 filed with the Commission on August 14, 2001; and

          (6) the registrant's Amendment No. 1 to the Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2001 filed with the Commission on August 20, 2001.

         All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Item 4.  Description of Securities.

     The authorized capital stock of Preferred Voice, Inc. (the "Company") consists of 20,000,000 shares of common stock, par value $0.001 per share. As of August 10, 2001, there were outstanding:

      o 15,744,571 shares of Company common stock, held of record by approximately 2,400 stockholders;
      o     warrants to purchase 2,851,203 shares of Company common stock; and
      o options to purchase 926,000 shares of Company common stock, 514,000 of which are contingent upon stockholder approval of the Company's 2000 Stock Plan for Incentive Stock Options and Other Equity Participation.

     The following is a summary of the material provisions of the Company's common stock, stock purchase warrants, registration rights granted by the Company, the Company's amended certificate of incorporation and its bylaws.


Common Stock

     The holders of common stock of the Company are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to receive any dividends. In the event of the Company's liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The
Company's common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock of the Company.

     The board of directors has adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation, as amended, to increase the Company's authorized shares of common stock to 50 million shares. The board of directors believes that such amendment is necessary to provide for the flexibility to declare stock splits or stock dividends in the future when appropriate or the additional issuance of shares (in financings or acquisitions) when appropriate. Aside from the issuance of common stock pursuant to outstanding stock options and warrants, the Company does not currently have any plans for the issuance of additional shares of common stock.

Preferred Stock

     The Company's certificate of incorporation does not presently provide for the issuance of preferred stock. The board of directors has approved, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation, as amended, to authorize five million shares of preferred stock. The board of directors believes that such amendment is necessary to provide for the potential issuance of shares in financings or acquisitions. The Company does not currently have any plans for the issuance of shares of preferred stock.

     The proposed amendment will allow the board of directors, without a vote of the stockholders, to establish one or more series of the authorized preferred stock and to determine, with respect to any such series, the terms and rights of such series. These rights include such matters as the dividend rate, redemption rights and prices, liquidation preferences, voting rights and conversion rights. Although the board of directors has no present intention of doing so, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. The board of directors will make any determination to issue such series based on its judgment as to the best interests of the Company and its stockholders. The board of directors, in so acting, could issue preferred stock having terms that would discourage an acquisition attempt through which an acquiror could be able to change the composition of the board of directors.

     The proposed amendments to the Company's Certificate of Incorporation, as amended, will be considered by the Company's stockholders at the Company's Annual Meeting of Stockholders, which is currently scheduled for September 21, 2001. Approval of each proposed amendment requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding as of the record date of the Annual Meeting.

Stock Purchase Warrants

     The Company has also issued warrants over the past three years at varying exercise prices, in various amounts and at various times to pay different obligations, to secure additional financing and to compensate employees for their services. Generally, the warrants are immediately exercisable, usually for a term of three to five years. The exercise price and the number of shares to be issued upon exercise of the warrant is subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares pursuant to the terms of the applicable warrant certificate. Most of these warrants entitle the holders to "piggyback registration" rights, as set forth below.

Registration Rights

         The Company has given registration rights to the stockholders holding warrants for 2,760,168 shares of common stock of the Company pursuant to the terms of such warrants. The registration rights typically granted in the warrants provide the warrant holder with the right to register the resale of such holders' shares if the Company proposes to register any of its securities under the Securities Act, for a specified time period that is usually five years from the date of grant of the warrant. The Company typically has agreed in the warrant to keep the registration statement effective for at least nine months.

         In conjunction with the private placement of shares of the Company's common stock in December 22, 1999, the Company agreed to file a registration statement within sixty (60) days of the closing of that offering and to use its best efforts to make such a registration to be effective. However, the stockholders in that offering orally agreed to waive the registration rights they received in that offering while the Company raised additional financing with the assistance of Stifel, Nicolaus & Company, Incorporated ("Stifel").

         On August 24, 2000, the Company completed a private offering with the assistance of Stifel. In conjunction with that offering, the Company specified in its private placement memorandum that the purchasers of common stock issued in that offering would be entitled to register the shares underlying the warrants sold in the offering if the Company or another stockholder were to register shares of the Company's common stock with the Commission, subject to standard limitations on such rights, which rights are referred to as piggyback registration rights. The Company also issued warrants with the registration rights specified in the preceding paragraph.

         In the Company's April 11, 2001 offering the Company also granted the investors the right to demand that the Company register the shares sold in the offering within a year of the date of the subscription agreement and piggyback registration rights for both the shares sold in the offering and the shares underlying the warrants sold in the offering. The resale of the common stock and common stock underlying the warrants issued in these three private offerings is being registered pursuant to the registration statement, as amended, that was filed with the Commission and was declared effective on August 23, 2001.

Additional Rights

         In the Company's April 11, 2001 offering the Company also provided the investors with antidilution protection until October 11, 2001. The Company agreed that if it issued any shares, convertible securities, options or warrants to any third party for a price per share or with a conversion ratio or exercise price, as the case may be, below $2.00, it will issue to each investor, without payment of any additional consideration by such investors, that number of additional shares of Company common stock that is equal to the difference between (a) the total consideration paid by such investor divided by the consideration per share paid by the third party and (b) the number of shares issued to such investor pursuant to the subscription agreement. This provision does not apply to issuance pursuant to bona fide stock option, stock grant and other employee benefit plans. The Company has not issued any shares pursuant to this provision at this time.

Anti-Takeover Provisions

         Delaware Anti-Takeover Law. The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, except under the circumstances set forth below. For these purposes, a business combination includes a merger or sale of more than 10% of the Company's assets, and an interested stockholder includes a stockholder who owns 15% or more of the Company's outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

     o   the  transaction  in  which  such  stockholder   became  an  interested
         stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This   statute   could   prohibit  or  delay   mergers  or  other   takeover  or
change-in-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         The Company has authority under Delaware General  Corporate Law Title 8
Section 145 to indemnify its directors and officers to the extent provided for in such statute. The Company's amended certificate of incorporation permits indemnification of directors and officers to the fullest extent permitted by law. Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

          o         conducted himself or herself in good faith;

          o reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

          o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Any such person may be indemnified against expenses  (including  attorneys'
fees), judgments, fines (including excise taxes) and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

     A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

     In addition, the Company's amended certificate of incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability:

          o for any breach of the director's duty of loyalty to the Company or its stockholders;

          o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          o for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

          o for any transaction from which the director derives an improper personal benefit.

     Additionally, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as amended. The effect of these provisions is to eliminate the Company's rights and the Company's stockholders' rights, through stockholders' derivative suits on the Company's behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions do not limit the liability of directors under federal securities laws.

Item 7.  Exemption from Registration Claimed.

     None.


Item 8.  Exhibits.

     (a) Exhibits.

     The following documents are filed as a part of this registration statement.


         Exhibit               Description of Exhibit

          4.1 Preferred/Telecom, Inc. 1994 Stock Plan for Incentive and Non-qualified Stock Options

          4.2 Certificate of Incorporation of Preferred/Telecom, Inc. filed as Exhibit 3.1 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference

          4.3 Bylaws of the Preferred/Telecom, Inc., filed as Exhibit 3.4 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference.

          5.1       Opinion of Jenkens & Gilchrist, a Professional Corporation.

          23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in the opinion filed as Exhibit 5.1)

          23.2      Consent of Philip Vogel & Company, PC, independent auditors.

          24.1      Power of Attorney (on signature page).

Item 9.  Undertakings.

     A.  The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The  undersigned  registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 11, 2001:

                                      PREFERRED VOICE, INC.


                                      By: /s/ G. Ray Miller
                                         ---------------------------------------
                                         Name: G. Ray Miller
                                         Title:  Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mary Merritt, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Capacity                                                Date

/s/ G. Ray Miller                       Chief  Executive  Officer  and  Chairman  of the        September 11, 2001
-------------------------------         Board of Directors (Principal Executive Officer)
G. Ray Miller

/s/ Mary G. Merritt                     Director,   Vice   President   of  Finance   and        September 11, 2001
-------------------------------         Secretary/Treasurer   (Principal  Financial  and
Mary G. Merritt                         Accounting Officer)


/s/ Scott V. Ogilvie                    Director                                                September 11, 2001
-------------------------------
Scott V. Ogilvie

                                        Director                                                September __, 2001
-------------------------------
Gerard Hallaren

                                  EXHIBIT INDEX


Exhibit
Number          Document Description
-------         --------------------

4.1           Preferred/Telecom,   Inc.   1994  Stock  Plan  for  Incentive  and
              Non-qualified Stock Options.

4.2           Certificate of Incorporation of  Preferred/Telecom,  Inc. filed as
              Exhibit 3.1 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference.

4.3 Bylaws of the Preferred/Telecom, Inc., filed as Exhibit 3.4 to the Registration Statement on Form S-1 (registration no. 33-92894), and incorporated herein by reference.

5.1           Opinion of Jenkens & Gilchrist, a Professional Corporation.

23.1          Consent  of  Jenkens  &  Gilchrist,  a  Professional   Corporation
              (included in the opinion filed as Exhibit 5.1).

23.2          Consent of Philip Vogel & Company, PC, independent auditors.

24.1          Power of Attorney (on signature page).